
                                                                                                         EXHIBIT 12

                               MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
                        COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                         COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                       (dollars in millions)


                                                         FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                                        ----------------------------     ---------------------------
                                                        SEPT. 29,           SEPT. 24,    SEPT. 29,          SEPT. 24,
                                                            2000                1999         2000               1999
                                                        --------            --------     --------           --------


Pre-tax earnings from continuing operations               $1,311              $  904      $ 4,409            $ 2,999

Add: Fixed charges (excluding capitalized
     interest and preferred security dividend
     requirements of subsidiaries)                         4,759               3,199       12,860              9,802
                                                          ------              ------      -------            -------
Pre-tax earnings before fixed charges                      6,070               4,103       17,269             12,801
                                                          ======              ======      =======            =======

Fixed charges:
  Interest                                                 4,697               3,139       12,668              9,620
  Other (a)                                                  115                 111          350                334
                                                          ------              ------      -------            -------
  Total fixed charges                                      4,812               3,250       13,018              9,954
                                                          ======              ======      =======            =======

Preferred stock dividends                                     13                  14           41                 42
                                                          ------              ------      -------            -------
Total combined fixed charges
  and preferred stock dividends                           $4,825              $3,264      $13,059            $ 9,996
                                                          ======              ======      =======            =======

Ratio of earnings to fixed charges                          1.26                1.26         1.33               1.29

Ratio of earnings to combined fixed charges
  and preferred stock dividends                             1.26                1.26         1.32               1.28



(a)   Other  fixed  charges   consist  of  the  interest   factor  in  rentals,
      amortization  of  debt  issuance  costs,   preferred   security  dividend
      requirements of subsidiaries, and capitalized interest.

Note: Prior period amounts have been restated to reflect the merger with Herzog, Heine, Geduld, Inc. as required under pooling-of-interests accounting.

